Exhibit 99.1

First Security Engages Triumph Investment Managers

CHATTANOOGA, TN — May 4, 2011 — First Security Group, Inc. (NASDAQ: FSGI) announced today that the Company has entered into an agreement for strategic advisory services with Triumph Investment Managers, LLC (“Triumph”) and has invited Robert P. “Bob” Keller and John J. “Jack” Clarke Jr., the Managing Directors of Triumph, to join the First Security Board of Directors.

First Security and Triumph have partnered to explore avenues for the creation and restoration of shareholder value through the realignment of the organizational structure and the installation of a philosophy that provides for greater accountability. Triumph will also work with First Security to refine and further develop a comprehensive business plan centered on relationship banking with the goal of creating a profitable, diversified and core-funded community banking franchise.

“We look forward to a close working relationship with Triumph,” said Ralph E. “Gene” Coffman Jr., President and Interim Chairman and Chief Executive Officer of First Security. “We are confident that the relationship will be beneficial to our shareholders and customers as FSG continues to implement its business plan to support economic development in our region. Bob and Jack will also provide strong leadership and experience to our Board.”

The Triumph team of Bob Keller and Jack Clarke are responsible for Triumph’s overall management of operations. Combining for over 60 years of experience in investment and bank activity, Keller and Clarke have compiled a long track record of creating shareholder value.

Keller, 73, serves in leadership board positions with two financial institutions (Chairman of Security Business Bancorp, a community bank based in San Diego, California; and Chairman of First State Bank, a community bank based in Cranford, New Jersey) and as a Director and Chairman of the Audit Committee for Pennichuck Corp, a publicly traded water utility holding company in Nashua, New Hampshire. Prior to co-founding Triumph, Keller served as the President and Chief Executive Officer of three financial institutions, all of which were in excess of $1 billion in assets prior to their sale.

“As a long-time institutional shareholder of First Security, we recognize the unique and significant opportunities that exist within First Security’s markets to build a strong and diversified financial institution.” said Keller. “At Triumph, we strive to invest in small cap community banks that have the potential to outperform their peers and create value for its shareholders. We believe that such an opportunity exists for First Security given the strong economic outlook in eastern and middle Tennessee and north Georgia and the Bank’s position in the market.”

Clarke, 68, is a principal and co-founder of The Baldwin & Clarke Companies (“Baldwin & Clarke”), a diversified financial services organization composed of five independent companies. Throughout his tenure at Baldwin & Clarke, Clarke has been instrumental in providing strategy, M&A, and capital planning services to several regional financial institutions and banks across the country. In addition to co-founding Triumph with Keller, Clarke has been a founder and director of two successful community banks in New Hampshire. Clarke is presently a director of Centrix Bank & Trust, a community bank based in Bedford, New Hampshire.

“The newly forged relationship with First Security represents a compelling opportunity to build upon a solid core banking franchise through our collective effort to evolve First Security into a leading community bank in Tennessee,” Clarke said. “We believe the recent changes that have transpired at First Security represent just the first steps toward unlocking the tremendous potential of FSG’s people as we move into the next chapter of the bank’s progression.”

About First Security Group, Inc.
First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee with $1.1 billion in assets. Founded in 1999, First Security's community bank subsidiary, FSGBank, N.A. has 37 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).

About Triumph Investment Managers, LLC
Triumph Investment Managers, LLC, a Delaware limited liability company, was formed in 2003 for the purpose of providing advisory and management services to commercial banks as well as limited partnership investment vehicles specifically focused on the banking industry. Robert P. Keller and John J. Clarke, Jr. are the principals and co-owners of Triumph and possess extensive financial services experience that is inclusive of bank operation management, M&A, and investment banking.

Contact Information
At First Security:	Media Contact:
Ralph E. “Gene” Coffman	Melissa P. Kelly
(423) 266-2000	(931) 636-0909
rcoffman@FSGBank.com	principal@mpkandassociates.com

At Triumph Investment Managers:
Robert P. “Bob” Keller
John J. “Jack” Clarke
(603) 668-2301